News Release

Investor Contact:                                                                                                                                                                                    Media Contact:
Ed Wilhelm                             Anne Roman
(734) 477-4245                                                                                                                                                                                                  (734) 477-1392

Borders Group Reports Q3 2007 Results; Comparable Store Sales Increase Across All Business Segments for Second Consecutive Quarter

ANN ARBOR, Mich., Nov. 20, 2007—Borders Group, Inc. (NYSE: BGP) today reported results for the third fiscal quarter, ended Nov. 3, 2007. Total consolidated sales from continuing operations, at $805.2 million, were up 5.3% over a year ago. Comparable store sales increased in all business segments for the second consecutive quarter. At Borders domestic superstores, same-store sales increased by 1.1% driven largely by a continued increase in traffic as the company further leveraged its 22-million-member Borders Rewards database, among other initiatives. Comparable store sales increased by 3.6% in the Waldenbooks Specialty Retail segment led by growth in traffic and transaction size. In the International segment, comparable store sales increased by 7.8% as a result of strong performance in Asia Pacific stores.

“We are pleased with the progress we are making toward a turnaround of this company. Many of our initiatives are clearly working, as we have reversed previous negative trends and are now consistently increasing traffic and same-store sales, both of which had been steadily declining prior to the implementation of our strategic plan,” said Borders Group Chief Executive Officer George Jones. “In fact, we had not achieved same-store sales growth across all three business segments since the first quarter of 2004, and we have done it now for two consecutive quarters. The stage is set for a much improved holiday season compared to last year. We fully expect to deliver improved same-store sales results, while at the same time increasing profitability in the fourth quarter of this year versus 2006.”

Consolidated Results

Borders Group achieved third quarter consolidated sales from continuing operations of $805.2 million, an increase of 5.3% over 2006.

On an operating basis, the company posted a third quarter consolidated net loss from continuing operations of $39.1 million, or $0.66 per share, compared to $32.9 million, or $0.54 per share a year ago. The operating basis net loss excludes non-operating charges and discontinued operations. On a GAAP basis, the third quarter net loss was $161.1 million or $2.74 per share. It includes a one-time $116.5 million after-tax loss related to the sale of the U.K. and Ireland book store operations, as previously reported, and $2.6 million of after-tax non-operating charges.

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Borders Group Q3 2007—2

Excluding non-operating charges, consolidated gross margin from continuing operations as a percent of sales decreased by 0.7% from 22.7% to 22.0% in the third quarter primarily due to increased redemption of discount offers by the much larger Borders Rewards member base this year compared to last year, as well as the impact of shrink in the DVD and cafe categories at Borders superstores. On a GAAP basis, consolidated gross margin from continuing operations as a percent of sales decreased by 0.8% from 22.7% to 21.9% in the third quarter.

Excluding non-operating charges, SG&A from continuing operations as a percent of sales increased by 0.1% from 28.2% to 28.3% in the third quarter due primarily to investments in strategic initiatives. On a GAAP basis, SG&A from continuing operations as a percent of sales increased by 0.1% from 28.4% to 28.5% in the third quarter.

Capital expenditures were $113.1 million for the year to date through the third quarter compared to $130.7 million for the same period in 2006. Debt, net of cash, totaled $733.0 million at the end of the third quarter compared to debt, net of cash, of $540.5 million for the same period one year ago. The company improved inventory turn for the second consecutive quarter as sales growth of 5.3% outpaced inventory growth of 3.4% in the third quarter.

Domestic Borders Superstores

Total third quarter sales at domestic Borders superstores were $615.8 million, an increase of 5.6% over the same period in 2006. On a comparable store basis, transactions increased by 2.8% for the period, and same-store sales in the segment increased by 1.1%, representing the second consecutive quarter of positive same-store sales at domestic Borders superstores. The book category was solid, generating a 3.1% same-store sales increase for the period, while music continued its steep sales decline with a 13.1% same-store sales decrease for the period. Seattle’s Best Coffee cafes and Paperchase gifts and stationery shops performed well in the third quarter with positive same-store sales of 7.4% and 8.4%, respectively.

On an operating basis, Borders superstores generated an operating loss of $30.8 million in the third quarter compared to an operating loss of $16.7 million for the same period a year ago. On a GAAP basis, Borders superstores reported an operating loss of $31.9 million in the third quarter compared to an operating loss of $18.5 million for the same period a year ago. The loss was a result of increased redemption of discounts by Borders Rewards members, incremental expenses associated with strategic initiatives, and shrink within the DVD and cafe categories.

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Borders Group Q3 2007—3

“Profitability in the Borders domestic superstore segment was negatively impacted by investments we are making now—in efforts such as our upcoming e-commerce site and concept store development—that are currently not providing returns, but will drive contributions in the long term,” Jones said. “We have also been experimenting with our promotions and discount structure to gain a solid understanding of the levers that drive traffic and sales in our stores. Our Borders Rewards program has proven that it clearly and consistently works to achieve both. Now, we need to fine-tune our approach further so that we better balance the bottom-line impact with our top-line growth,” he added.

The company opened four new Borders superstores in the U.S. during the period, ending the third quarter with a total of 510 domestic superstore locations.

Waldenbooks Specialty Retail

Comparable store sales increased within the Waldenbooks Specialty Retail segment by 3.6% for the period, which represents the second consecutive quarter of positive same-store sales following seven prior negative quarters, and the first time since fourth quarter 2003/first quarter 2004, that the segment generated a back-to-back same-stores sales increase. The growth was driven by a third-quarter boost in transactions of 1.8%, as well as an increase of 1.8% in transaction size. Total sales within the Waldenbooks Specialty Retail segment were down 11.4% in the third quarter to $109.7 million, as the number of stores was reduced from 652 at the close of the third quarter 2006 to 521 at the end of the period this year.

“Our efforts in the Waldenbooks Specialty Retail segment, which have included improvements in product assortment and lease-line presentation, are making a difference as the long-running negative sales trends have now been consistently reversed,” Jones said. “We will continue on this path and expect to generate even better results this holiday season.”

On an operating basis, the operating loss within the segment narrowed to $19.4 million compared to $23.1 million for the same period a year ago. The improvement was driven primarily by better sales performance. On a GAAP basis, the third quarter operating loss for the Waldenbooks Specialty Retail segment was $20.5 million compared to $23.5 million in 2006.

International

As recently announced, Borders Group sold its U.K. and Ireland book store operations consistent with its strategic plan, and therefore, International segment results no longer include these operations. For the third quarter, total sales from continuing operations in the International segment were $79.7 million, which is up by 38.4% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 25.9% for the third quarter.

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Borders Group Q3 2007—4

Comparable store sales in the International segment increased by 7.8% in the third quarter as a result of strong performance in Asia Pacific stores. On an operating basis, the third quarter operating income was $0.6 million compared to an operating loss of $3.1 million a year ago, with the improvement driven by stronger sales. On a GAAP basis, the third quarter operating loss for the International segment improved to $1.1 million compared to a third-quarter operating loss of $3.4 million in 2006.

Non-Operating Adjustments

GAAP consolidated net loss and earnings per share figures reported here include the impact of non-operating adjustments. In the third quarter, excluding discontinued operations, non-operating adjustments totaled an after-tax charge of $0.05 per share, which compares to $0.02 per share a year ago. The charge is primarily composed of store closure and relocation costs and professional fees related to the International strategic alternatives process in Asia Pacific.

Discontinued Operations

As previously projected, Borders Group incurred a one-time, non-cash, after-tax loss for the sale of the U.K. and Ireland book store operations of $116.5 million, or $1.98 per share in the third quarter. In addition, the U.K. and Ireland book store operations generated an after-tax loss from operations of $2.9 million in the third quarter, bringing the one-time total loss from discontinued operations to $119.4 million.

Next Financial Release

Borders Group plans to issue a release regarding holiday sales results in mid-January 2008. Final fourth quarter and full year 2007 results will be issued March 20, 2008 after market close with a conference call to follow March 21, 2008 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,100 stores and over 30,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

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Borders Group Q3 2007—5

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expect," "estimated," "look toward," "going forward," "continuing," "planning," "returning," "guidance," "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share growth, EBIT margins and inventory turns, liquidity, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), its strategic plans and expected financing and benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Waldenbooks Specialty Retail Segment and the development of a proprietary Web site) and its intentions with respect to dividend payments and share repurchases. This release contains discussion of our results on an operating basis, which does not include all adjustments required per U.S. generally accepted accounting principles.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan, and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended November 3, 2007			Quarter Ended October 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$615.8	$-	$615.8	$583.2	$-	$583.2
Waldenbooks Specialty Retail	109.7	-	109.7	123.8	-	123.8
International	79.7	-	79.7	57.6	-	57.6
Total sales	805.2	-	805.2	764.6	-	764.6
Other revenue	8.4	-	8.4	6.4	-	6.4
Total revenue	813.6	-	813.6	771.0	-	771.0
Cost of goods sold, including occupancy costs	636.2	1.2	637.4	597.6	0.1	597.7
Gross margin	177.4	(1.2)	176.2	173.4	(0.1)	173.3
Selling, general and administrative expenses	227.9	1.5	229.4	215.6	1.5	217.1
Pre-opening expense	1.6	-	1.6	3.3	-	3.3
Asset impairments and other writedowns	-	1.4	1.4	-	0.9	0.9
Operating income (loss)	(52.1)	(4.1)	(56.2)	(45.5)	(2.5)	(48.0)
Interest expense	12.3	-	12.3	8.8	-	8.8
Income (loss) before income taxes	(64.4)	(4.1)	(68.5)	(54.3)	(2.5)	(56.8)
Income taxes	(25.3)	(1.5)	(26.8)	(21.4)	(1.0)	(22.4)
Net income (loss) from continuing operations	$(39.1)	$(2.6)	$(41.7)	$(32.9)	$(1.5)	$(34.4)
Loss from operations of discontinued operations (net of tax)	(2.9)	-	(2.9)	(3.8)	(0.9)	(4.7)
Loss from disposal of discontinued operations (net of tax)	-	(116.5)	(116.5)	-	-	-
Loss from discontinued operations (net of tax)	(2.9)	(116.5)	(119.4)	(3.8)	(0.9)	(4.7)
Net income (loss)	$(42.0)	$(119.1)	$(161.1)	$(36.7)	$(2.4)	$(39.1)

Basic weighted avg. common shares	58.8	58.8	58.8	60.9	60.9	60.9
Basic EPS from continuing operations	$(0.66)	$(0.05)	$(0.71)	$(0.54)	$(0.02)	$(0.56)
Basic EPS from discontinued operations	$(0.05)	$(1.98)	$(2.03)	$(0.06)	$(0.02)	$(0.08)
Basic EPS including discontinued operations	$(0.71)	$(2.03)	$(2.74)	$(0.60)	$(0.04)	$(0.64)

Comparable Store Sales
Domestic Borders Superstores	1.1%			(0.7%)
Waldenbooks Specialty Retail	3.6%			(5.0%)
International Borders Superstores (3)	7.8%			0.1%

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended November 3, 2007			Quarter Ended October 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	76.5%	-%	76.5%	76.3%	-%	76.3%
Waldenbooks Specialty Retail	13.6	-	13.6	16.2	-	16.2
International	9.9	-	9.9	7.5	-	7.5
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	0.8	-	0.8
Total revenue	101.0	-	101.0	100.8	-	100.8
Cost of goods sold, including occupancy costs	79.0	0.1	79.1	78.1	-	78.1
Gross margin	22.0	(0.1)	21.9	22.7	-	22.7
Selling, general and administrative expenses	28.3	0.2	28.5	28.2	0.2	28.4
Pre-opening expense	0.2	-	0.2	0.5	-	0.5
Asset impairments and other writedowns	-	0.2	0.2	-	0.1	0.1
Operating income (loss)	(6.5)	(0.5)	(7.0)	(6.0)	(0.3)	(6.3)
Interest expense	1.5	-	1.5	1.1	-	1.1
Income (loss) before income taxes	(8.0)	(0.5)	(8.5)	(7.1)	(0.3)	(7.4)
Income taxes	(3.1)	(0.2)	(3.3)	(2.8)	(0.1)	(2.9)
Net income (loss) from continuing operations	(4.9)%	(0.3)%	(5.2)%	(4.3)%	(0.2)%	(4.5)%

The results of Borders Ireland Limited, Books etc., and UK Superstores are reported as discontinued operations for all periods presented.

(1)  Results from 2007 were impacted by a number of non-operating items, including store closure costs and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2006 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these expenses was income from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)     Excludes the comparable store sales results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores). International comparable store sales are presented in local currency.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited

Sales and Earnings Summary
	Nine Months Ended November 3, 2007			Nine Months Ended October 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$1,889.4	$-	$1,889.4	$1,789.7	$-	$1,789.7
Waldenbooks Specialty Retail	334.5	-	334.5	377.5	-	377.5
International	226.3	-	226.3	162.0	-	162.0
Total sales	2,450.2	-	2,450.2	2,329.2	-	2,329.2
Other revenue	23.6	-	23.6	20.4	-	20.4
Total revenue	2,473.8	-	2,473.8	2,349.6	-	2,349.6
Cost of goods sold, including occupancy costs	1,892.9	6.6	1,899.5	1,784.6	0.9	1,785.5
Gross margin	580.9	(6.6)	574.3	565.0	(0.9)	564.1
Selling, general and administrative expenses	674.3	11.2	685.5	628.2	0.7	628.9
Pre-opening expense	4.6	-	4.6	7.0	-	7.0
Asset impairments and other writedowns	-	2.7	2.7	-	3.5	3.5
Operating income (loss)	(98.0)	(20.5)	(118.5)	(70.2)	(5.1)	(75.3)
Interest expense	32.5	-	32.5	21.0	-	21.0
Income (loss) before income taxes	(130.5)	(20.5)	(151.0)	(91.2)	(5.1)	(96.3)
Income taxes	(55.0)	(5.8)	(60.8)	(36.5)	(2.0)	(38.5)
Net income (loss) from continuing operations	$(75.5)	$(14.7)	$(90.2)	$(54.7)	$(3.1)	$(57.8)
Loss from operations of discontinued operations (net of tax)	(11.7)	(1.5)	(13.2)	(15.8)	(4.1)	(19.9)
Loss from disposal of discontinued operations (net of tax)	-	(118.7)	(118.7)	-	-	-
Loss from discontinued operations (net of tax)	(11.7)	(120.2)	(131.9)	(15.8)	(4.1)	(19.9)
Net income (loss)	$(87.2)	$(134.9)	$(222.1)	$(70.5)	$(7.2)	$(77.7)

Basic weighted avg. common shares	58.7	58.7	58.7	60.9	60.9	60.9
Basic EPS from continuing operations	$(1.29)	$(0.25)	$(1.54)	$(0.90)	$(0.05)	$(0.95)
Basic EPS from discontinued operations	$(0.20)	$(2.04)	$(2.24)	$(0.26)	$(0.07)	$(0.33)
Basic EPS including discontinued operations	$(1.49)	$(2.29)	$(3.78)	$(1.16)	$(0.12)	$(1.28)

Comparable Store Sales
Domestic Borders Superstores	1.3%			(1.9%)
Waldenbooks Specialty Retail	3.0%			(8.3%)
International Borders Superstores (3)	7.2%			(0.4%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Nine Months Ended November 3, 2007			Nine Months Ended October 28, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	77.1%	-%	77.1%	76.8%	-%	76.8%
Waldenbooks Specialty Retail	13.7	-	13.7	16.2	-	16.2
International	9.2	-	9.2	7.0	-	7.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	0.9	-	0.9
Total revenue	101.0	-	101.0	100.9	-	100.9
Cost of goods sold, including occupancy costs	77.3	0.3	77.6	76.6	0.1	76.7
Gross margin	23.7	(0.3)	23.4	24.3	(0.1)	24.2
Selling, general and administrative expenses	27.5	0.5	28.0	27.0	-	27.0
Pre-opening expense	0.1	-	0.1	0.3	-	0.3
Asset impairments and other writedowns	-	0.1	0.1	-	0.1	0.1
Operating income (loss)	(3.9)	(0.9)	(4.8)	(3.0)	(0.2)	(3.2)
Interest expense	1.4	-	1.4	0.9	-	0.9
Income (loss) before income taxes	(5.3)	(0.9)	(6.2)	(3.9)	(0.2)	(4.1)
Income taxes	(2.2)	(0.3)	(2.5)	(1.6)	-	(1.6)
Net income (loss) from continuing operations	(3.1)%	(0.6)%	(3.7)%	(2.3)%	(0.2)%	(2.5)%
The results of Borders Ireland Limited, Books etc., and UK Superstores are reported as discontinued operations for all periods presented.

(1)  Results from 2007 were impacted by a number of non-operating items, including a legal settlement, store closure costs, executive severance costs and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2006 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)     Excludes the comparable store sales results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores). International comparable store sales are presented in local currency.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	November 3,	October 28,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$65.5	$37.6	$108.6
Inventory	1,650.0	1,596.5	1,347.3
Other current assets	123.7	122.4	128.7
Current assets of discontinued operations	-	162.1	139.0
Property and equipment, net	650.7	636.5	604.2
Other assets and deferred charges	132.4	93.2	118.8
Goodwill	40.3	40.3	40.3
Noncurrent assets of discontinued operations	-	242.5	126.5
Total assets	$2,662.6	$2,931.1	$2,613.4
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$793.2	$572.8	$502.0
Accounts payable	812.7	838.7	592.0
Other current liabilities	289.4	251.6	384.0
Current liabilities of discontinued operations	-	159.9	117.9
Long-term debt	5.3	5.3	5.2
Other long-term liabilities	340.3	312.7	313.2
Noncurrent liabilities of discontinued operations	-	50.3	55.1
Total liabilities	2,240.9	2,191.3	1,969.4
Minority interest	2.2	1.4	2.0
Total stockholders' equity	419.5	738.4	642.0
Total liabilities, minority interest and stockholders’ equity	$2,662.6	$2,931.1	$2,613.4

Store Activity Summary

	Quarter Ended		Nine Months Ended		Year Ended
	November 3,	October 28,	November 3,	October 28,	February 3,
	2007	2006	2007	2006	2007
Domestic Borders Superstores
Beginning number of stores	506	476	499	473	473
Openings	4	11	12	18	31
Closings	-	-	(1)	(4)	(5)
Ending number of stores	510	487	510	487	499
Ending square footage (in millions)	12.6	12.1	12.6	12.1	12.4

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	532	655	564	678	678
Openings	1	4	1	7	10
Closings	(12)	(7)	(44)	(33)	(124)
Ending number of stores	521	652	521	652	564
Ending square footage (in millions)	2.0	2.5	2.0	2.6	2.2

International Borders Stores
Beginning number of stores	70	59	68	55	55
Openings	-	2	2	6	13
Closings	-	-	-	-	-
Sold	(42)	-	(42)	-	-
Ending number of stores	28	61	28	61	68
Ending square footage (in millions)	0.6	1.5	0.6	1.5	1.7

Books etc. International Stores
Beginning number of stores	28	31	30	33	33
Openings	-	-	-	-	-
Closings	-	(1)	(2)	(3)	(3)
Sold	(28)	-	(28)	-	-
Ending number of stores	-	30	-	30	30
Ending square footage (in millions)	-	0.2	-	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended November 3, 2007			Quarter Ended October 28, 2006
	Operating Basis (1)	Adjustments (1)	GAAP Basis	Operating Basis (2)	Adjustments (2)	GAAP Basis
Domestic Borders Superstores
Sales	$615.8	$-	$615.8	$583.2	$-	$583.2
Depreciation expense	22.5	(0.3)	22.2	22.2	0.2	22.4
Operating income (loss)	(30.8)	(1.1)	(31.9)	(16.7)	(1.8)	(18.5)

Waldenbooks Specialty Retail
Sales	$109.7	$-	$109.7	$123.8	$-	$123.8
Depreciation expense	2.2	-	2.2	4.5	-	4.5
Operating income (loss)	(19.4)	(1.1)	(20.5)	(23.1)	(0.4)	(23.5)

International (3)
Sales	$79.7	$-	$79.7	$57.6	$-	$57.6
Depreciation expense	2.9	-	2.9	2.0	-	2.0
Operating income (loss)	0.6	(1.7)	(1.1)	(3.1)	(0.3)	(3.4)

Corporate (4)
Operating income (loss)	$(2.5)	$(0.2)	$(2.7)	$(2.6)	$-	$(2.6)

Consolidated (3)
Sales	$805.2	$-	$805.2	$764.6	$-	$764.6
Depreciation expense	27.6	(0.3)	27.3	28.7	0.2	28.9
Operating income (loss)	(52.1)	(4.1)	(56.2)	(45.5)	(2.5)	(48.0)

	Nine Months Ended November 3, 2007			Nine Months Ended October 28, 2006
	Operating Basis (1)	Adjustments (1)	GAAP Basis	Operating Basis (2)	Adjustments (2)	GAAP Basis
Domestic Borders Superstores
Sales	$1,889.4	$-	$1,889.4	$1,789.7	$-	$1,789.7
Depreciation expense	65.6	0.2	65.8	63.1	1.6	64.7
Operating income (loss)	(45.2)	(11.6)	(56.8)	(5.7)	(0.3)	(6.0)

Waldenbooks Specialty Retail
Sales	$334.5	$-	$334.5	$377.5	$-	$377.5
Depreciation expense	4.8	-	4.8	13.0	-	13.0
Operating income (loss)	(43.8)	(3.1)	(46.9)	(51.2)	(0.9)	(52.1)

International (3)
Sales	$226.3	$-	$226.3	$162.0	$-	$162.0
Depreciation expense	8.0	-	8.0	5.8	-	5.8
Operating income (loss)	(0.4)	(3.4)	(3.8)	(6.3)	(0.7)	(7.0)

Corporate (4)
Operating income (loss)	$(8.6)	$(2.4)	$(11.0)	$(7.0)	$(3.2)	$(10.2)

Consolidated (3)
Sales	$2,450.2	$-	$2,450.2	$2,329.2	$-	$2,329.2
Depreciation expense	78.4	0.2	78.6	81.9	1.6	83.5
Operating income (loss)	(98.0)	(20.5)	(118.5)	(70.2)	(5.1)	(75.3)

(1)
Results from 2007 were impacted by a number of non-operating items, including a legal settlement, store closure costs, executive severance costs and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposal of fixed assets resulting from the remodel program as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)	Excludes the results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores).

(4)	The Corporate segment includes various corporate governance costs and corporate incentive costs.